PURCHASE AND SALE AGREEMENT

DATED:        September 23, 2005 ("EFFECTIVE DATE")

BETWEEN:      SELLER

              Tiffany and Company, a New York corporation
              600 Madison Avenue
              New York, NY 10022
              Attention: Patrick B. Dorsey, Legal Department

AND:          PURCHASER

              Caplease, LP, a Delaware limited partnership
              110 Maiden Lane, 3rd Floor
              New York, New York 10005
              Attention: Paul Hughes, Esquire

      A. Seller owns that certain real property described in Section 1 below, commonly known as 15 Sylvan Way, Township of Parsippany-Troy Hills, Morris County, New Jersey, together with the improvements located thereon.

      B. Seller desires to sell all of the Property (as defined in Section 1 below) to Purchaser, and Purchaser desires to purchase all of the Property from Seller, on the terms and conditions set forth in this Purchase and Sale Agreement (the "Agreement").

      NOW, THEREFORE, for value received and in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

      1. PURCHASE AND SALE OF THE PROPERTY

      Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and conditions set forth in this Agreement. The Property consists of:

            (a) All of Seller's right, title and interest in and to the parcel or parcels of land described in Exhibit A attached hereto (the "Land"), together with all easements, rights-of-way, appurtenances (including, without limitation, air rights, development rights and other similar rights, if any), tenements, hereditaments and water rights (if any) appertaining to or otherwise benefiting the Land or any of the Improvements (as defined below);

            (b) All of Seller's right, title and interest in and to any and all improvements, buildings, structures, and facilities, including, without limitation, the structures now located thereon consisting of structures for office, warehousing, manufacturing and parking uses (the "Building"), now or hereafter situated on the Land (collectively, the "Improvements");

            (c) All of Seller's right, title and interest under all leases, licenses and other agreements to occupy all or any part of the Land or Improvements (collectively, the "Leases"), together with, and subject to the manner in which the same are to be prorated under this Agreement, all rents, charges, deposits and other sums due, accrued or to become due thereunder, and all guaranties by third parties of any tenant's obligations under such leases;

            (d) All of Seller's right, title and interest, if any, to the extent assignable (without obtaining consent), in and to all of the following intangible property now or hereafter existing with respect to the Property (the "Intangible Property"):

                  (i) all plans and specifications, architectural drawings, building permits and other permits issued in connection with the construction, operation, use or occupancy of the Improvements, and all warranties, guaranties and sureties now or hereafter received in connection with the construction of or equipment on the Improvements; and

                  (ii) all licenses, permits, approvals, certificates of occupancy and franchises relating to the zoning, land use, ownership, operation, occupancy, construction or maintenance of the Improvements running to or in favor of the Seller, the Land, or the Improvements, and all deposits to governmental authorities relating to the Seller, the Land, or the Improvements.

      The Property does not include and Seller is retaining and not conveying hereby Seller's manufacturing and materials handling equipment; trash-handling equipment, industrial waste-handling equipment and dust-handling equipment; racks and conveyors; modular safes and vaults; washers; electrical generators; uninterrupted power supply equipment associated with computer room use; independent air-conditioning units for computer room use and all other computer room equipment and raised flooring; employee lockers; cafeteria equipment; security equipment (cameras, metal detectors and the like); the "ATLAS" clock that stands over the front-entry, and other equipment used in the conduct of Seller's business operations.

      2. TOTAL PURCHASE PRICE AND DEPOSIT

            (a) The total purchase price for the Property is Seventy Five Million Dollars ($75,000,000.00) (the "Purchase Price").

            (b) Within three (3) business days after the Effective Date (as hereinafter defined), Purchaser shall deposit with First American Title Insurance Company of New York, 633 Third Avenue, New York, New York 10017,
Attention: Bruce Clay (the "Title Company") the sum of One Million Dollars ($1,000,000.00) (the "Initial Deposit") to be held as an earnest money deposit as provided in Section 2(c) below.

            (c) Within three (3) business days following the expiration of the Review Period, Purchaser shall deposit an additional sum of Two Million Dollars ($2,000,000) with the Title Company (the "Additional Deposit"). The Initial
Deposit and the Additional Deposit are collectively referred to as the "Deposit".

            (d) The Deposit will be placed and held in escrow by the Title Company in an interest-bearing account at a mutually acceptable banking institution, utilizing Purchaser's taxpayer identification number. Any interest earned on the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

      3. PURCHASER'S REVIEW PERIOD

      Purchaser shall have until 11:59 p.m. eastern time on the date that is twenty-five (25) days after the Effective Date (the "Review Period") to conduct its due diligence of the Property; provided, however, if Purchaser does not receive the Title Commitment and Survey (as hereinafter defined) on or before the date that is fifteen (15) days after the Effective Date (the "Title Receipt Deadline"), the Review Period shall be extended by the number of days beyond the Title Receipt Deadline, but not in excess of five (5) business days, until Purchaser has received the Title Commitment and Survey. During the Review Period, Purchaser shall have the right at Purchaser's expense to perform tests, inspections and feasibility studies on the Property as Purchaser may deem necessary (collectively, the "Inspections"); provided, however, Purchaser shall not take soil borings or perform other invasive tests without first obtaining Seller's prior written approval, which approval shall not be unreasonably withheld.

      All costs and expenses of all of Purchaser's Inspections shall be paid by Purchaser. Purchaser shall indemnify, hold harmless and, at the election of Seller, defend Seller from any and all cost, expense (including reasonable attorneys' fees and costs), liability, lien, charge or claim arising out of the exercise by Purchaser of its inspection rights hereunder, or the act of any employee, servant, agent, contractor, officer or invitee of Purchaser (collectively, together with Purchaser, referred to as "Purchaser's Representatives") on the Property, including all damages resulting from any damage to the Property or any property of any tenant or other person and any injury to or death of any person, provided, however, that Purchaser's obligations hereunder shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. Purchaser's obligations in this paragraph shall survive Closing (hereafter defined) and shall not be limited as provided in Section 9.1.

      Purchaser shall not cause or permit any mechanic's liens, materialmen's liens or other liens to be filed against the Property as a result of the Inspections. Purchaser shall immediately repair and/or restore any damage to the Land or Building caused by entry upon the Land or Building by Purchaser or the other Purchaser's Representatives to its pre-existing condition following performance of the Inspections.

      If, before the end of the Review Period, Purchaser notifies Seller in writing that Purchaser does not accept the Property, in Purchaser's sole and absolute discretion, for any reason or for no reason, this Agreement shall automatically terminate, the Title Company shall immediately return the Deposit to Purchaser and, except for the Post-Termination Obligations referred to
Section 12.1 hereof, neither party shall have any obligations to the other by virtue of this Agreement. In connection with such termination, Purchaser shall provide copies of all reports, studies, surveys and other data (collectively, "Inspection Reports") obtained as a result of its Inspections to Seller, unless otherwise directed in writing by Seller as to some or all the Inspection Reports.

      4. SELLER'S TITLE TO THE PROPERTY

      At the Closing, Seller shall convey to Purchaser fee simple marketable title to the Property, subject only to the Permitted Exceptions (as hereinafter defined) and any liens or encumbrances caused by Purchaser or Purchaser's Representatives.

      5. DOCUMENTATION REQUIRED FOR REVIEW PERIOD

      (a) Title Commitment. Prior to or concurrently with the execution of this Agreement, Purchaser shall have ordered a commitment from the Title Company for an extended coverage owner's policy of title insurance together with copies of all items shown as exceptions to title therein (the "Title Commitment"). Within five (5) business days following the Effective Date, Seller shall deliver a current as-built ALTA survey ("Survey") of the Property prepared by a licensed engineer, which Survey shall be sufficient to provide the basis for an ALTA owner's policy of title insurance. All matters shown in the Title Commitment and Survey and any other matter of record with respect to which Purchaser fails to object prior to the expiration of the Review Period shall be deemed "Permitted Exceptions"; provided, however, Permitted Exceptions shall not include any contractor's lien or any monetary lien, except for taxes and special assessments not yet due and payable and contractor's liens and monetary liens caused by Purchaser or Purchaser's Representatives, or any deeds of trust, mortgages, or other loan documents secured by the Property (collectively, "Monetary Encumbrances"). If any matter not revealed in the Title Commitment or Survey is discovered by Purchaser or by the Title Company at or prior to Closing, Purchaser shall have until the earlier of (i) ten (10) days after the Purchaser's receipt of notice of such new matter, together with a legible copy of any such new matter, or (ii) the Date of Closing, to provide Seller with written notice of its objection to any such new matter (an "Objection"). If Seller does not remove or cure such Objection prior to the Date of Closing, Purchaser may terminate this Agreement, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligation hereunder, except for the Post-Closing Obligations referred to in Section 12.1 hereof, or Purchaser can waive the Objection and complete Closing without claim against Seller or deduction or set-off against the Purchase Price. Except for Monetary Encumbrances, Seller shall not be obligated to remove any Objection or other matter which would be disclosed by an accurate title search or survey. Seller shall be deemed to have removed a Monetary Objection if the Title Company is willing to omit a Monetary Objection or to insure Purchaser's title as provided herein with affirmative insurance against loss by reason of such Monetary Objection, at no extra charge to Purchaser.

            (b) Copies of Plans and Other Information. Seller promptly shall deliver to or make reasonably available to Purchaser, the following materials, documents and information, to the extent the same are in Seller's possession or control (excluding draft documents and legally privileged materials): (i) all, if any, architectural, engineering or construction contracts then in effect and not fully performed with respect to any of the Land or Building (the "Improvement Contracts"); (ii) property tax and assessment bills and complete files on any ongoing tax protest proceedings and any tax abatements relating to the Property; (iii) all environmental reports and assessments (including asbestos and lead paint), and engineering consultants' reports prepared for Seller or Seller's Lender; (iv) copies of all plans, specifications and architectural drawings for the Improvements; (v) a complete file with respect to all pending litigation (including any condemnation) affecting the Property or any litigation threatened in writing (including condemnation) known to Seller and affecting the Property; and (vi) a schedule of all licenses, permits and certificates of occupancy for the Property currently in effect and known to Seller, together with copies thereof and all amendments thereto to the extent in Seller's possession (collectively, the "Due Diligence Materials").

            (c) Lease. Within three (3) business days of the date hereof, Seller shall deliver to Purchaser copies of all Leases currently in effect for the Property.

            (d) Purchaser's Access. Purchaser shall give not less than 24 hours verbal notice to Seller prior to any entry upon the Land or Building for the purpose of conducting any such inspections, and such entry shall be scheduled and coordinated with Seller and shall be subject to the rights of tenants under their respective leases. At Seller's election, a representative of Seller shall be present during any entry by any of Purchaser's Representatives upon the Land or Building for conducting said walk-through inspections. Access to the Land and Building by Purchaser's Representatives shall be subject to the requirements of any permits, codes, regulations, rules, laws, statutes and other requirements of any governmental body, agency or authority having jurisdiction. Purchaser and Purchaser's Representatives shall not unreasonably interfere with the ongoing operations occurring at the Building or the adjacent sites during the course of performing any such walk-through inspections.

      6. SELLER'S AND PURCHASER'S REPRESENTATIONS

            6.1 Seller's Representations. Seller represents and warrants to Purchaser that the following are true, accurate and complete as of the date hereof and, subject to Section 6.2 below, will be true, accurate and complete as of the Closing Date:

            (a) Authority of Seller. Seller is a corporation duly organized validly existing and in good standing under the laws of the State of New York and is qualified to do business in the State of New Jersey. Seller has full power and authority to enter into this Agreement and to perform its obligations under this Agreement. Seller's execution, delivery of and performance under this Agreement are undertaken pursuant to authority validly and duly conferred upon Seller and the signatories hereto. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

            (b) No Breach of Agreements. Seller's execution of this Agreement and the consummation of the transaction evidenced by this Agreement do not violate Seller's certificate of incorporation or any agreement or contract to which Seller is a party or which affects the Property, nor to Seller's knowledge, any law, statute or ordinance which is binding upon the Property or Seller.

            (c) Nonforeign Status. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1954, as amended. Seller shall deliver to Purchaser at closing a Certificate of Nonforeign Status in the form attached hereto as Exhibit B.

            (d) No Violation of Zoning and Other Laws or Private Restrictions. Seller has not received written notice that (i) the Property violates any building code, building or use restriction, subdivision law, zoning ordinance, or any other governmental or quasi-governmental rule or regulation affecting the Land or Building which has not been entirely corrected, and (ii) the Property or the current use of the Property violates any private covenant, restriction, easement or encumbrance affecting the Land or Building.

            (e) Eminent Domain. To Seller's knowledge,  no written notice of any
pending  or  contemplated   eminent  domain  or  condemnation  of  the  Land  or
Improvements or any portion thereof has been issued.

            (f) Leases. Exhibit C attached hereto is a true, correct and complete listing of all Leases (including the New Lease (as defined herein)) that affect the Property. To the best of Seller's knowledge, Seller is not in default (beyond applicable cure periods) under any of the Leases and all Leases are currently in full force and effect.

            (g) Utility Services. Seller has no actual knowledge of, and has not received any written notices of, any potential stoppage or interruption of utility services serving the Building.

            (h) Seller's Lease Obligations. No brokerage, finders or referral fees or commissions of any kind or nature shall become due or payable by Purchaser in connection with any Leases entered into by Seller.

            (i) No Defaults. To Seller's knowledge, no default, violation or breach under any covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien or license affecting the Property, or any portion thereof, that is to be performed or complied with by Seller currently exists and Seller has not received any written notice claiming that a default, violation or breach any of the foregoing exists.

            (j) No Actions. There are no actions, suits, proceedings, or claims pending, or to Seller's knowledge, threatened in writing, with respect to or in any manner affecting the Property which would be binding on or could be brought against or otherwise affect Purchaser or which would prevent Seller from satisfying its obligations under this Agreement.

            (k) Hazardous Materials. To Seller's knowledge, Seller has not received any written notice from the United States Environmental Protection Agency or any other federal, state or local governmental authority, any tenant, adjacent landowner or other party alleging that the Property is in violation of any applicable Environmental Laws or contains any Hazardous Materials. "Hazardous Materials" shall mean any asbestos, flammable substances, explosives, radioactive materials, PCB-laden oil, hazardous waste, pollutants, contaminates, toxic substances, pollution or related materials specified as such in, or regulated under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, "Environmental Laws"), including, without limitation to Section 9601 of Title 42 of the United States Code.

            (l) Financial Information; Bankruptcy. Seller, (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature,
(iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy laws or any similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller, and (iv) to its knowledge, none of the foregoing are pending or contemplated.

      Each of the representations and warranties contained in this Section 6.1 is acknowledged by Seller to be material and to be relied upon by Purchaser in proceeding with this transaction. As used in this Agreement, the terms "to the best of Seller's knowledge," "to Seller's knowledge," "known to Seller" and phrases of similar meaning shall mean the actual, as distinguished from implied, imputed or constructive, knowledge of James N. Fernandez and Patrick B. Dorsey (the "Designated Persons"), without inquiry or investigation or duty thereof, without attribution to the Designated Persons of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties, and excluding, whether or not actually known by the Designated Persons, any matter actually known to Purchaser or its agents at the time of the Closing.

            6.2 Limitation of Liability. Purchaser agrees that in the absence of an intent on the part of Seller to fraudulently conceal or fraudulently mislead Purchaser, Seller shall not be liable for any breach of any warranty or misrepresentation, Closing shall not be postponed and the Purchase Price shall not be reduced, if and to the extent Purchaser has actual knowledge that the warranty or misrepresentation is incorrect prior to Closing, or Seller has provided Purchaser with written notice received by Purchaser prior to Closing that such warranty or representation is incorrect; provided that in the event any warranty or representation is incorrect in a material respect, Purchaser shall have the right to elect not to close this transaction and may terminate this Agreement by written notice to Seller in which event the Deposit shall be returned to Purchaser and Seller shall be solely responsible for payment of all cancellation charges of the escrow and any title order, and except for the Post Termination Obligations neither party shall have any further obligation hereunder. If Purchaser does not so terminate this Agreement, then Purchaser shall be deemed to have accepted such representation or warranty subject to the exception disclosed in writing by Seller or based on Purchaser's actual knowledge, in which case such representation or warranty shall be modified, as appropriate, so as to be true and correct when remade at Closing.

            6.3 Survival of Warranties. All of Seller's representations and warranties in this Agreement shall be deemed given as of the date of this Agreement, and shall (subject to Section 6.2) be updated in a certificate to be provided to Purchaser at and as of the Closing Date. All of the aforesaid representations and warranties shall survive the closing of this transaction; provided, however, that any claim for any misrepresentation or breach shall be deemed to have been waived unless Purchaser notifies Seller in writing of such claim for misrepresentation or breach within twelve (12) months after the Closing, provided, further: (a) any claim by Purchaser shall be limited to direct, out of pocket losses incurred by Purchaser as a result of a misrepresentation or breach of warranty, and Purchaser waives all claims for incidental, consequential or other damages; (b) Purchaser waives and shall be barred from bringing any claim based on any alleged misrepresentation or breach of warranty where the damages asserted to have been caused thereby do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, and (c) the maximum liability of Seller for all misrepresentations and breaches of warranty in the aggregate shall not exceed One Million Dollars ($1,000,000).

            6.4 As Is. The transaction contemplated by this Agreement has been negotiated between Seller and Purchaser, reflects the mutual agreement of Seller and Purchaser, and Purchaser has the right to conduct its own independent examination of the Property. Other than the matters expressly represented in this Agreement, Purchaser has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or of any officer, director, employee, agent or attorney of Seller, and Purchaser hereby acknowledges that no such representations or warranties have been made. Except as otherwise expressly provided herein, Seller specifically disclaims, and neither Seller nor any of Seller's affiliates nor any other person is making, any representation, warranty or assurance whatsoever to Purchaser, and no warranties or representations of any kind or character, either express or implied, are made by Seller or of any officer, director, employee, agent or attorney of Seller or relied upon by Purchaser with respect to the status of title to or the maintenance, repair, condition, design or marketability of the Property, or any portion thereof, including but not limited to (a) any implied or express warranty of merchantability or marketability, (b) any implied or express warranty of fitness for a particular purpose, (c) any implied or express warranty of conformity to models or samples of materials, (d) any rights of Purchaser under appropriate statutes to claim diminution of consideration, (e) any claim by Purchaser for damages because of defects, whether known or unknown, with respect to the improvements or the personal property, (f) the financial condition or prospects of the Property and (g) the compliance or lack thereof of the Property with governmental regulations, including, without limitation, any environmental laws, now existing or hereinafter enacted or promulgated, it being the express intention of Seller and Purchaser that, except as expressly set forth in this agreement, the Property will be conveyed and transferred to Purchaser in its present condition and state of repair, "as is" and "where is," with all faults. Upon Closing, subject to the express provisions of this Agreement, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations collateral to or affecting the Property by Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth herein. Purchaser acknowledges that the Purchase Price reflects the "as is, where is" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser's counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement and understands their significance and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the purchase price without the disclaimers and other agreements set forth in this Agreement.

            6.5 Representations of Purchaser. Purchaser hereby warrants and represents to Seller that Purchaser has the full right, power and authority to purchase the Property as provided herein and to execute, deliver and carry out all of the provisions of this Agreement. The execution and delivery of this Agreement and any other documents required of Purchaser hereunder and the performance and observance of all of their terms, conditions and obligations and their execution by the signatories thereto have been or will be duly authorized by all necessary action of Purchaser and do not violate any agreement or contract to which Purchaser is a party, nor to Purchaser's knowledge, any law, statute, ordinance or court order which is binding upon Purchaser. Purchaser is a limited partnership validly formed and duly organized and existing in good standing under the laws of the State of Delaware. This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser's representations and warranties herein shall be deemed to be restated at Closing and shall survive Closing.

      7. CONDITIONS TO CLOSING

            7.1 Purchaser's Conditions. Purchaser's obligation to close this transaction is subject to the full satisfaction of each of the following conditions:

            (a) Seller's Compliance. Seller's timely fulfillment of each of its obligations under this Agreement.

            (b) Material Condemnation. The absence of any condemnation or the written threat or institution of condemnation proceedings which result in the taking of any part of the Land, or any Improvement on the Property, with, in either case, a value of more than Five Hundred Thousand Dollars ($500,000), or a reduction in the number of any parking spaces below the minimum level required by law for use by the tenants of the Building, or any material limitation or restriction on pedestrian or vehicular access to and from any public rights-of-way adjacent to the Land. If any of the foregoing shall occur, Purchaser may elect to terminate this Agreement by written notice to Seller within ten (10) days after the date Purchaser receives written notice of such occurrence, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligation hereunder. If Purchaser does not timely elect to terminate this Agreement and this transaction closes, the Purchase Price shall not be reduced and Seller shall assign to Purchaser at Closing all condemnation awards and rights to awards which were not used by Seller to pay the costs of any restoration of the Land or Improvements necessitated by the condemnation or to pay Seller's reasonable out-of-pocket expenses in connection therewith. No termination of this Agreement under this Section shall affect any Post Termination Obligations.

            (c) Material Casualty. The absence of any material damage by casualty to the Improvements which has not been repaired by the Closing Date. For the purposes hereof, a "material damage by casualty" shall be deemed any damage by fire or other casualty which has not been repaired and paid for by Seller by the Closing Date and for which the estimated cost of the remaining repairs equals or exceeds Two Million Dollars ($2,000,000). If the Improvements suffer any material damage by casualty, Purchaser shall have the right and option, as its sole remedy, to terminate this Agreement within ten (10) days after the date of the casualty or by the Closing, whichever first occurs (unless Seller restores the Property to its prior condition before the Closing Date). If the estimated cost to repair any damage by casualty as of the Closing Date is less than Two Million Dollars ($2,000,000), Purchaser shall not have the right to terminate this Agreement. If Purchaser does not elect timely to terminate this Agreement or does not have the right to terminate this Agreement, this transaction shall close without increase or decrease in the Purchase Price. Seller shall proceed to effect such repairs as are reasonably possible prior to Closing unless otherwise agreed to in writing by Purchaser, and Purchaser shall be entitled at Closing to an assignment of all insurance proceeds which are not used to pay the costs of such repairs or to pay Seller's reasonable out-of-pocket expenses in connection therewith (insurance proceeds received by Purchaser shall be remitted to Seller, as tenant under the New Lease (hereafter defined), for repair and reconstruction of the Property). No termination of this Agreement under this Section shall affect any Post Termination Obligations.

            (d) New Lease. On the closing of this transaction, Seller shall execute and deliver to Purchaser a lease agreement for the Property between Purchaser, as landlord, and Seller, as tenant, with an effective date as of the Closing in substantially the form attached as Exhibit C (the "New Lease").

            (e) Guaranty. On the Closing,  Tiffany & Co., a Delaware corporation
("Guarantor"), shall have executed and delivered to Purchaser a guaranty of the New Lease in favor of Purchaser as landlord under the New Lease, in substantially the form attached as Exhibit D (the "Guaranty").

            (f) Legal Opinion. Seller shall have delivered to Purchaser a legal opinion from a reputable lawfirm authorized to practice law in the jurisdiction in which the Property is located that is reasonable acceptable to Purchaser regarding the due authorization, execution, delivery and enforceability of the New Lease and the Guaranty by Seller and Guarantor, respectively.

            (g) Service Contracts. Seller shall have terminated all service and maintenance contracts used by the Seller in the operation of the Improvements in its capacity as owner (the "Service Contracts") or, alternatively, Seller shall provide evidence, satisfactory to Purchaser, that any and all obligations under the existing Service Contracts shall not be transferred to Purchaser in connection with such Closing;

            (h) Management Agreement. On or before Closing, Seller shall have notified any manager of the Property that such management agreement will be assumed by Seller in its capacity as tenant under the New Lease.

            (i) Association Estoppel.  Written verification that, to the best of its knowledge, there is no default or event that with the giving of notice or passage of time would constitute a default by Seller under the terms and provisions of the Declaration of Covenants, Conditions and Restrictions governing the Campus Conservation and Management Association, Inc.

            (j) Title Related Estoppels. Seller shall provide Purchaser, at no cost to Purchaser, any title related estoppels reasonably requested by Purchaser, which estoppels shall address such items including, but not limited to, the existence of any reverter rights, purchase options, and/or rights of first refusal.

            7.2  Seller's   Conditions.   Seller's   obligation  to  close  this
transaction is subject to Purchaser's fulfillment of each of the following conditions:

            (a) Purchaser's Compliance. Purchaser's timely fulfillment of each of its obligations under this Agreement.

            (b) New Lease. At Closing, Purchaser shall have executed and delivered the New Lease to Seller.

            (c) Legal Opinion. Purchaser shall have delivered to Seller a legal opinion from a reputable law firm authorized to practice law in the jurisdiction in which the Property is located that is reasonably acceptable to Seller regarding the due authorization, execution, delivery and enforceability of the New Lease by Purchaser.

            (d) Purchase Price. Purchaser shall have paid the Purchase Price at Closing.

            7.3 Failure of Condition. If any condition to Purchaser's obligation to close this transaction specified in Section 7.1 is not satisfied on or before the Closing Date, Purchaser may, at its option, by written notice to Seller, (i) waive such condition, in which case Purchaser shall complete Closing without claim against Seller or reduction in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit, in which case (x) if the failure of the condition is due to a breach or default by Seller of any representation, warranty, covenant, obligation or duty of Seller hereunder, pursue any of its remedies under Section 9.2 hereof, and (y) if the failure of condition is not due to a breach or default by Seller as aforesaid, neither party shall have any further liability hereunder, provided that the Post Termination Obligations shall survive any such termination. If any condition to Seller's obligation to close this transaction specified in Section 7.2 is not satisfied on or before the Closing Date, Seller shall be entitled only to the remedies set forth in
Section 9.1 of this Agreement for Purchaser's breach.

      8. CLOSING

            8.1 Closing Date. Subject to the parties' termination rights, this transaction shall close five (5) days following the expiration of the Review Period or on such other date mutually agreed upon by Seller and Purchaser (the "Closing Date").

            8.2 Manner and Place of Closing. This transaction will be closed ("Closing") through a deed and money escrow by the Title Company or its escrow affiliate at its offices in New York, New York or at such other place as the parties may mutually agree to in writing. Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

            8.3 Prorations, Adjustments

            (a) Seller shall pay all real estate transfer taxes assessed against the transfer of fee simple title to the Land and Improvements.

            (b) Seller shall pay all applicable sales and use taxes levied against the sale of the Personal Property and Intangible Property, if any.

            (c) All monetary obligations under all Service Contracts shall be the sole responsibility of Seller.

            (d) Purchaser shall pay the recording fees for the Deed (as defined below).

            (e) Seller shall pay the premium for the Title Policy required hereby and the cost of the Survey required hereby.

            (f) Seller and Purchaser shall each pay one-half of the escrow and "New York Style" closing fees charged by the Title Company or its escrow affiliate.

            (g) At the Closing,  Seller and  Purchaser  shall  execute a closing
settlement   sheet  to  reflect  the  credits,   prorations,   and   adjustments
contemplated by or specifically provided for in this Agreement.

            8.4 Payment of the Purchase Price. Subject to the prorations, credits and debits agreed to herein, Purchaser will pay the entire Purchase Price and all additional sums due from Purchaser to Seller hereunder by wire transfer of immediately available funds in accordance with instructions provided by Seller at Closing, less (a) the Deposit, which shall be paid by wire transfer of immediately available funds from the Escrow Agent to Seller at Closing.

            8.5 Events of Closing. At Closing:

            (a) Subject to Section 6.2 above, Seller shall provide Purchaser with a certificate signed by Seller updating and remaking Seller's representations and warranties. To the extent any such representations and warranties of Seller are given to the best of Seller's knowledge or to Seller's knowledge or Seller's actual knowledge, such certificate shall be given on the same basis.

            (b)  Seller  shall  provide   Purchaser  with  the   Certificate  of
Nonforeign Status in the form of Exhibit B attached hereto.

            (c) Seller shall provide Purchaser and the Title Company with documents, reasonably acceptable to Purchaser and Title Company, evidencing Seller's authority to enter into and consummate the transaction contemplated by this Agreement.

            (d) The Title Company or its escrow affiliate shall prepare a settlement statement which must be approved by Seller and Purchaser, and the parties shall be charged and credited accordingly.

            (e) Purchaser shall pay the entire Purchase Price, less the Deposit which shall be delivered to Seller by the Escrow Agent, to Seller in cash or immediately available funds, adjusted for the charges, credits and escrow deposits set forth in this Section 8.

            (f) Any liens, encumbrances or judgments to be paid by Seller at Closing pursuant to Section 4(a) shall be paid and satisfied of record at Seller's expense.

            (g) Seller shall execute and deliver to Purchaser a bargain and sale deed with covenants against grantor's acts (the "Deed") in the form attached hereto as Exhibit E conveying to fee simple marketable title to the Property to Purchaser, together with any required transfer or conveyance tax returns.

            (h)  Seller   shall   execute  and  deliver  all  other   documents,
certificates, affidavits, tax returns and instruments necessary to fulfill all obligations on Seller's part required to be satisfied as of Closing.

            (i) Seller and Purchaser shall execute and deliver to each other the New Lease and the Memorandum of Lease in the form attached hereto as Exhibit F. The Title Company or its escrow affiliate shall record the Deed and Memorandum of Lease with the appropriate recording office and pay all transfer taxes in connection therewith.

            8.6 Possession. Seller shall deliver possession of the Property to Purchaser at Closing, subject to Seller's rights as tenant under the New Lease. At Closing, Seller shall notify all providers under the Service Contracts that such contract shall be a direct contract between the service provider thereunder and Seller, as tenant, under the New Lease.]

      9. DEFAULTS AND FAILURE TO CLOSE

            9.1 Seller's Remedies. If Purchaser willfully refuses to complete Closing hereunder as, if and when required hereunder, or Purchaser otherwise defaults hereunder, Seller shall have the right to terminate this Agreement, in which case the Deposit shall be paid to Seller by the Escrow Agent as liquidated damages for the Purchaser's default, and thereafter the parties shall have no further rights or liabilities hereunder other than the Post Termination Obligations. The parties recognize that Seller will incur expense in connection with the transactions contemplated by this Agreement and that the Property will be removed from the market and, further, that it is extremely difficult and impractical to ascertain the extent of detriment to Seller caused by a breach or default by Purchaser under this Agreement and the failure of the consummation of the transactions contemplated by this Agreement or the amount of compensation Seller should receive as a result of Purchaser's breach or default. The parties acknowledge that the amount of the Deposit represents a reasonable estimate of Seller's damages.

            9.2 Purchaser's Remedies. If Seller willfully refuses to convey title to the Property at Closing as, when and if required hereunder, or Seller otherwise defaults hereunder ("Seller's Breach") and Purchaser is ready, willing and able to make all payments due and complete Closing, then Purchaser's only remedies shall be to: (a) obtain specific performance of Seller's obligation to convey title to the Property or (b) terminate and receive return of the Deposit, together with Purchaser's reasonable out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement. In no event shall Seller be liable to Purchaser for incidental, consequential or punitive damages.

            9.3 Defaults. Except for (a) either party's wrongful failure to deposit any document or sum as and when required by Section 8, and (b) either party's wrongful failure to close by the required Closing Date, neither party shall be deemed in default under this Agreement unless such party is given written notice of its failure to comply with this Agreement and such failure continues for a period of five (5) business days following the date such notice is given.

      10. CONDUCT OF BUSINESS

            10.1 Contracts. From the date of this Agreement until the Closing Date, Seller will continue to operate the Property in accordance with its current management, operation and practices. Seller will not enter into any purchase contract obligation in its capacity as owner under which Purchaser would be obligated following the Closing Date unless Seller first obtains the written approval of Purchaser, in Purchaser's sole discretion. Seller shall make as and when due all payments required to be made by Seller under the Service Contracts or Improvement Contracts and, upon request by Purchaser, Seller shall provide Purchaser with evidence of such payments.

            10.2 Permits. From the date of this Agreement until the Closing Date, Seller agrees to maintain the existence of any licenses or permits required for the lawful and proper operation and occupancy of the Property, to file timely all reports, statements, renewal applications and other filings required in connection therewith and to pay timely all fees and charges in connection therewith that are required to keep such licenses and permits in full force and effect; not to violate or expressly agree to allow another party to violate any law, ordinance, rule or regulation affecting the Property; not to apply for or join in any change in zoning, platting or similar pubic land use matters related to the Property, or any laws relating to the Property; and not to dispose of or remove or permit to be disposed of or removed any fixtures, equipment or personal property owned by Seller constituting part of the Property unless the same are rendered obsolete or of no further value, in which case the same shall be replaced by Seller with similar items of substantially the same or better quality and value as the replaced items when new and that are free and clear of any lien or encumbrance or title retention agreement.

            10.3 Leases. Between the date of this Agreement and the Closing Date, Seller shall not, without Purchaser's prior written consent, in Purchaser's sole and absolute discretion, (i) renew any Leases, (ii) amend any Leases, (iii) terminate any Leases or (iv) enter into any additional leases affecting the Property, including, without limitation, any potential leases for which Seller has executed a letter of intent prior to the date of this Agreement.

            10.4 Property Agreements. Between the date of this Agreement and the Closing Date, Seller shall not, without Purchaser's prior written consent, in Purchaser's sole and absolute discretion, enter into any easement agreement or agreement of any nature which would burden the Property.

            10.5 Notification to Purchaser. Until the Closing Date or the earlier termination of this Agreement, each party agrees to notify the other in writing within five (5) days after receiving notice, or otherwise obtaining actual knowledge, of:

            (a) Any fact or event which would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.

            (b) Any violation of any law, ordinance, regulation or law which would or might materially affect the Property or any portion thereof.

            (c) Any proposed change in any zoning or law affecting the use or development of the Property or any part thereof.

            (d) Any pending or threatened (and unresolved) litigation which affects or relates to the Property or any part thereof and would subject Purchaser to liability or which would materially and adversely affect the transaction contemplated hereby.

            (e) Any material damage or destruction (excluding normal wear and tear) to the Property or any part thereof.

            (f) Any pending or threatened (and unresolved) condemnation or eminent domain proceeding affecting the Property or any part thereof.

            (g) Any threatened (and unresolved) or pending proceeding in bankruptcy or insolvency which would materially adversely affect the Seller or Property.

            (h) Any material default under any of the Leases, or any other agreement affecting all or any portion of the Property, or any act or omission which, with the passage of time or the giving of notice, or both, would constitute a default.

            (i) Any written notice or other communication, from the United States Environmental Protection Agency or any other federal, state or local governmental authority having jurisdiction over the Property, with respect to
(i) any alleged violation  concerning the Property of any Environmental Laws; or
(ii) the handling, release, use, discharge, storage or disposal of any Hazardous Materials at, on or from the Property.

      11. INDEMNIFICATION

            11.1 Seller's Indemnification. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs, whether suit is instituted or not), asserted against Purchaser by reason of or arising out of (i) a breach of any representation, warranty or covenant of Seller contained in this Agreement or (ii) the ownership, management, operation, maintenance and/or repair of the Property prior to the Closing Date. Seller's indemnification for breach of representation or warranty is subject to the limitations in Section 6.3 notwithstanding any provision in this Section to the contrary.

            11.2 Purchaser's Indemnification. Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs, whether suit is instituted or not) asserted against Seller by reason of or arising out of Purchaser's ownership, management, operation, maintenance and/or repair of the Property from and after the Closing Date. Purchaser's indemnification is not subject to the limitation on damages in
Section 9.1

            11.3 Survival of Indemnifications. Each of the indemnifications contained in this Section shall survive for a period of twelve (12) months following the Closing.

      12. GENERAL PROVISIONS

            12.1 Post Termination Obligations. The parties agree that (a) Purchaser's obligation to restore the Property under Section 3 and to indemnify Seller under Sections 3 and 12.8 hereof; (b) Seller's and Purchaser's obligation to maintain the confidentiality of certain information referred to in Section
12.12 hereof (all of such Purchaser's and Seller's obligations being referred to in this Agreement as the "Post Termination Obligations"); and (c) the general provisions contained in this Section 12, shall all continue in full force and effect notwithstanding any cancellation, termination, expiration or forfeiture of this Agreement, and Purchaser's liability, to the extent of such Post Termination Obligations stated herein, shall not be limited as provided in
Section 9.1.

            12.2 Assignments and Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, Purchaser may not assign its interest under this Agreement without the prior written consent of Seller, which consent may be granted or withheld in Seller's sole discretion, provided, however, without Seller's consent, Purchaser shall have the right to assign its interest under this Agreement to any entity that is, directly or indirectly, controlled by or under common control with Caplease, LP, provided Caplease and the assignee shall be jointly and severally liable for the Post Termination Obligations.

            12.3 Notices. Notices under this Agreement shall be in writing and if personally delivered, delivered by courier, or telefaxed shall be effective when received. If mailed, a notice shall be deemed effective on the third business day after deposited as registered or certified mail, postage prepaid, return receipt requested, directed to the other party at the address shown above. All notices to Seller shall be given to Seller's address herein stated with a copy to Gibbons, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102, Attention: Russell Bershad, Esq., Telecopier:
(973) 639-6345. All notices to Purchaser shall be given to the Purchaser's address herein stated, with a copy to Wolf, Block, Schorr & Solis-Cohen LLP, 1650 Arch Street, Philadelphia, Pennsylvania 19103 Attention: Helene S. Jaron, Esq., Telecopier: (215) 405-2938. Either party may change its address for notices by at least five (5) days advance written notice to the other.

            12.4 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

            12.5 Attorneys' Fees. In the event any suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys' fees at trial, on any appeal, in any bankruptcy proceeding and in any petition for review, in addition to all other sums provided by law.

            12.6 Prior Agreements. This Agreement supersedes and replaces all written and oral agreements previously made or existing between the parties, including, without limitation, all correspondence and letters of intent related to the Property.

            12.7 Applicable Law. This Agreement shall be construed, applied and enforced in accordance with the laws of the State of New Jersey. All sums referred to in this Agreement shall be calculated by and be payable in the lawful currency of the United States.

            12.8 Real Estate Commissions. Seller agrees to pay any commission owed by Seller to JPMorgan Chase ("Broker") pursuant to the terms of any then effective agreement between Seller and Broker. Each party hereto shall be responsible for all other commissions and finders' fees to which such party agreed in writing or for which such party is otherwise legally liable by virtue of any dealings by such party with any broker or finder, and shall defend and indemnify the other party hereto against any and all claims therefor. Each party represents and warrants to the other that it has dealt with no other broker or finder in connection with this transaction.

            12.9 Legal Relationships. This Agreement shall not create any partnership, joint venture, or other joint undertaking between Seller and Purchaser, and neither party shall be liable for the debts or have the authority to make any representations on behalf of the other. No third party is intended to be benefited or afforded any legal rights under or by virtue of this Agreement.

            12.10 Changes in Writing. This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            12.11 Indemnified Parties. Any indemnification contained in this Agreement for the benefit of Seller or Purchaser shall extend to Seller's and Purchaser's officers, employees, and agents, respectively.

            12.12  Confidentiality  and Return of Documents.  Prior to acquiring the Property, Purchaser shall use and disclose information it obtains about the Property solely in connection with its purchase evaluation. Seller and Purchaser shall each maintain as confidential any and all materials obtained about the other, and, in the case of Purchaser, concerning the Property, and shall not disclose any such information to any third party except (a) to such parties' respective partners, employees, agents and permitted assignees, Property consultants and attorneys; (b) as required by applicable law or any court of competent jurisdiction; and (c) for any information which is otherwise a matter of public record or available from any non-confidential source, provided, however, Purchaser shall have the right to make public announcements regarding the execution of this Agreement and the pending transaction, provided Purchaser shall not disclose the financial terms (other than the Purchase Price) of this transaction in any announcements.

            12.13 Invalidity of Provisions. In the event any provision of this Agreement, or any instrument to be delivered by Purchaser at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deleted from such document and shall not invalidate any other provision contained in the document.

            12.14 Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            12.15 Time of the Essence; Saturday, Sunday and Legal Holidays. Time is of the essence with respect to the date and time for all payments, performances and notices in this Agreement, subject to the next sentence, and excluding Closing. If any date for payment, performance or notice under this Agreement falls on a Saturday, Sunday or legal holiday of the State of New Jersey, such payment, performance or notice shall be made or given, as the case may be, on the Monday next following a payment, performance or notice date falling on the immediately prior Saturday or Sunday, or on the day (other than a Saturday or Sunday) which is not a legal holiday of the State of New Jersey next following a payment, performance or notice date falling on a legal holiday. Either party shall have the right to make time of the essence for Closing by notice to the other side setting a time of the essence date for Closing at least ten (10) days after the date of the notice (and the parties waive any objection that ten (10) days constitutes insufficient notice), which notice, to be effective, shall not be delivered prior to the Closing Date set forth in Section 8.1.


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

            12.16 Additional Documents. Seller and Purchaser agree to deliver to each other such further instruments and/or documents as each may reasonably request for the purpose of carrying out and consummating the transactions contemplated by this Agreement, provided that such instruments and/or documents do not enlarge Seller's or Purchaser's, as the case may be, obligations hereunder, or decrease Seller's or Purchaser's, as the case may be, rights hereunder.

            12.17 No Recording. Neither this Agreement nor any memorandum of this Agreement may be recorded.

                                     * * * *

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

SELLER:                          TIFFANY AND COMPANY,
                                 a New York corporation


                                 By: /s/ James N. Fernandez
                                     -------------------------------------------
                                     Name:  James N. Fernandez
                                     Title: Chief Financial Officer


PURCHASER:                       CAPLEASE, LP, a Delaware limited partnership

                                 By: CLF OP General Partner, LLC, a Delaware
                                     limited liability company, its general
                                     partner

                                     By: Capital Lease Funding, Inc., a Maryland
                                         corporation, its sole member


                                         By: /s/ Shawn P. Seale
                                             -----------------------------------
                                             Name: Shawn P. Seale
                                             Title: Senior Vice President

ESCROW AGENT HEREBY ACKNOWLEDGES RECEIPT OF THE DEPOSIT AND AGREES TO HOLD SAME IN ESCROW PURSUANT TO THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK


By: /s/ Richard Hausman
    ------------------------------------
    Name: Richard Hausman
    Its:  Senior Vice President


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